EXHIBIT 99.1

Dot VN, Inc. Announces plans to complete a viable revenue producing platform and with a reasonable work out of existing debt, the Company is confident it will begin operating strictly on revenue within the year.

SAN DIEGO, CALIFORNIA – May 6, 2013, Dot VN, Inc., (http://www.dotvn.com) (OTC Trading Symbol: DTVI), an Internet and Telecommunications Company (“the Company” or “Dot VN”) and the online global domain name registrar for the Country of Vietnam and exclusive registrar for the Vietnamese Native Language Internationalized Domain Names (“Vietnamese IDN”), announced today that it is very close to completing the technical aspects required by Google to launch the Vietnamese IDN (International Domain Names) marketing program. Dot VN already has a long term working relationship with the world’s largest online marketing and search engine leader. This will allow and begin the advertising monetization of Vietnamese IDN web platforms. In common terms it means that Dot VN will begin creating multiple revenue streams from views and clicks associated with the nearly 1 million registered Vietnamese IDN domain names. The most important aspect is the traffic and Dot VN has already established success in the area.

Beginning on May 6, 2013 Dot VN will begin the process of restructuring corporate debt. Dot VN management is confident that it is now able to move forward into a self sustaining revenue production phase. Dot VN is already working well with suppliers, vendors and employees and will concentrate the restructuring efforts on extending maturity dates and reducing debt and maintenance costs.

The Company already has plans to set up advisory committees with the various types of stakeholders, in order to assure openness and transparency in operating and restructuring of debt. Toward this end, the Company has engaged Eric Dierker to co-ordinate and help manage this transition. Eric Dierker worked with the Company in Vietnam and the U.S. in forming the contractual and procedural agreements with the Vietnamese Government as early as 2001 in the capacity of Global Internet Strategist. Mr. Dierker is an expert in negotiating creditor/debtor relations.

Dot VN is proud to be filing a very inclusive Form 8-K with the SEC which sets forth a clear disclosure of the current corporate obligation structure, within the parameters of appropriate confidentiality.

This is all in accord with the long range plan for developing the Vietnamese Internet presence.

About Dot VN:

Dot VN, Inc. (www.DotVN.com) provides innovative Internet and Telecommunication services for Vietnam and operates and manages Vietnam’s premier online media web property, www.INFO.VN.  The Company is an online global domain name registrar for .VN (Vietnam) and both the co-registry and exclusive registrar for the Vietnamese Native Language Internationalized Domain Names (IDNs).  Dot VN is a distributor of Micro-Modular Data CentersTM solutions and E-Link 1000EXR Wireless Gigabit Radios to Vietnam and Southeast Asia region.  Dot VN is headquartered in San Diego, California with offices in Hanoi, Danang and Ho Chi Minh City, Vietnam.  For more information, visit www.DotVN.com.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

Eric Dierker
Dot VN, Inc.
Phone: 858-571-2007 x19
Email: Eric@DotVN.com
Website: www.DotVN.com, en.www.INFO.VN
Register your “.vn” domains at: www.VN
Create your own website at: www.Web.VN